Exhibit 99.1

Grid Dynamics Appoints Patrick Nicolet to the Board of Directors

San Ramon, CA, February 28, 2022 – Grid Dynamics Holdings, Inc. (NASDAQ: GDYN) (Grid Dynamics), a leader in enterprise-level digital engineering services and solutions, today announced the appointment of Patrick Nicolet, the former CTO and Executive Board Member of Capgemini, to the company’s Board of Directors. This strategic appointment aligns one of the highest respected European thought leaders with Grid Dynamics to enable further the company’s impressive growth trajectory, fueled by a customer-frst mindset combined with deep industry expertise, advanced applications of technology and data, and human-led design methodologies.

“Given his extensive experience establishing Capgemini’s global presence, Patrick brings us strong leadership credentials and deep understanding of technology, together with decades of development and implementation of effective and sustainable strategies across the feld of digital transformation,” said Leonard Livschitz, CEO of Grid Dynamics. “The breadth and depth of his industry knowledge and domain experience are highly respected, and I look forward to working with Patrick to leverage his leadership to further our mission of helping clients grow and innovate through technology.”

Patrick is the Founder and CEO of Line Break Capital, a Swiss-based technology company specializing in the enterprise data value chain. Before that, he rose through the ranks at Capgemini over 20 years to become the former Group CTO and member of the Group Executive Board. As Group CTO, he was responsible for leading the global technology and innovation agenda for Capgemini. He served as a member of the Group Executive Board, the highest management team for eight years. Currently, Patrick serves as Chairman of the Board of Directors at Olympe, an award-winning IT company. He sits on the board of multiple companies operating in technology, data, and Web 3.0.

“From the beginning onwards, I was highly impressed by Grid Dynamics’ technological excellence and expertise in software engineering. Their innovative, sustainable, and dynamic approach to digital transformation is compelling and bound to position the company as an indisputable leader in the feld on the global stage. I look forward to working with Leonard Livschitz and the Board of Grid Dynamics.” said Patrick Nicolet.

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About Grid Dynamics

Grid Dynamics (Nasdaq: GDYN) is a digital-native technology services provider that accelerates growth and bolsters competitive advantage for Fortune 1000 companies. Grid Dynamics provides digital transformation consulting and implementation services in omnichannel customer experience, big data analytics, search, artifcial intelligence, cloud migration, and application modernization. Grid Dynamics achieves high speed-to-market, quality, and effciency by using technology accelerators, an agile delivery culture, and its pool of global engineering talent. Founded in 2006, Grid Dynamics is headquartered in Silicon Valley with offces across the US, UK, Netherlands, Mexico, and Central and Eastern Europe.

To learn more about Grid Dynamics, please visit www.griddynamics.com. Follow us on Facebook, Twitter, and LinkedIn.

Media Contact:

Beth Trier

Trier and Company for Grid Dynamics

beth@triercompany.com